EXHIBIT 23.2

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91583) of SmartServ Online, Inc. pertaining to its Amended And Restated 1996 Stock Option Plan, Non-Qualified Stock Option Agreements Between The Registrant And Its Employees, and Non-Qualified Stock Option Agreements Between The Registrant And Its Non-Employee Directors and the Registration Statement of SmartServ Online, Inc. (Form S-8 No. 333-47936) pertaining to its Non-Qualified Stock Option Contract Between The Registrant And Alan G. Bozian and the 1999 Stock Option of our report dated April 23, 2003, except for the second paragraph of Note 1 as to which the date is March 24, 2004, with respect to the consolidated financial statements and schedules of SmartServ Online, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.



/s/ ERNST & YOUNG LLP

March 24, 2004